SUB-ITEM 77I:
Terms of new or
amended securities ?
Federated MDT Small
Cap Core
Fund and Federated
MDT Small Cap
Growth Fund


77I(b) ? Attached is the
R6 Shares Exhibit to
the Multiple Class Plan
of Federated MDT
Small Cap Core and
Federated MDT Small
Cap Growth Fund,
portfolios of Federated
MDT Series.  The
information contained
in the attached Exhibit
serves as the
description of Class R6
Shares as required by
this Item.